Exhibit d.11

SUBSCRIPTION AGENT AGREEMENT

October 11, 2002

American Stock Transfer & Trust Company

59 Maiden Lane
New York, New York 10038

Ladies and Gentlemen:

      In connection with your appointment as Subscription Agent in the transaction described herein, Allied Capital Corporation (the “Company”), hereby confirms its arrangements with you as follows:

1.	Rights Offering – The Company is offering (the “Rights Offering”) to the holders of shares of its common stock, par value $0.0001 per share (“Common Stock”), on October 21, 2002, (the “Record Date”), the right (“Rights”) to subscribe for additional shares of Common Stock (the “Shares”). The Rights shall cease to be exercisable at 5:00 p.m., New York City time, on November 21, 2002 or such later date of which the Company notifies you orally and confirms in writing (the “Expiration Date”). One (1) Right is being issued for each share of Common Stock held on the Record Date. Twenty (20) Rights and payment in full of the estimated subscription price as set forth in the Company’s Prospectus dated on or before October 21, 2002 (the “Prospectus”), (the “Estimated Subscription Price”) are required to subscribe for one Share. Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). Each holder of Subscription Certificate(s) who exercises the holder’s right to subscribe for all Shares that can be subscribed for with the Rights evidenced by such Subscription Certificate(s) (the “Basic Subscription Rights”) will have the right to subscribe for additional Shares, if any, available as a result of any unexercised Rights (such additional subscription right being referred to hereafter as the “Over-Subscription Right”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Prospectus, which is incorporated herein by reference and made a part hereof as if set forth in full herein.

2.	Appointment of Subscription Agent – You are hereby appointed as Subscription Agent to effect the Rights Offering in accordance with the Prospectus and the terms set forth in this letter agreement. Each reference to you in this letter agreement is to you in your capacity as Subscription Agent unless the context indicates otherwise.

3.	Delivery of Documents – Enclosed herewith are the following, the receipt of which you acknowledge by your execution hereof:

(a)	a copy of the Prospectus;
(b)	the form of Subscription Certificate;
(c)	resolutions adopted by the Board of Directors of the Company in connection with the Rights Offering, certified by the Secretary of the Company;
(d)	the form of Notice of Guaranteed Delivery;
(e)	the form of Instructions for Use of Subscription Certificates;

(f)	the form of Notice to Shareholders Who are Record Holders;

(g)	the form of Notice to Shareholders Who are Beneficial Holders;

(h)	the form of Notice to Clients of Shareholders Who Are Beneficial Holders;

(i)	the form of Nominee Holder Over-Subscription Exercise Form;

    (j) the form of Beneficial Owner Election Form; and
    (k) the form of Nominee Holder Certification Form.

You shall promptly mail to each registered holder of Common Stock at the close of business on the Record Date and with a record address in the United States (including its territories and possessions and the District of Columbia) a Subscription Certificate evidencing the Rights to which such holder is entitled, a Notice of Guaranteed Delivery, a Prospectus, the instructions letters (as appropriate), an envelope addressed to you, and other documents that the Company deems necessary or appropriate. Delivery shall be by first class mail (without registration or insurance), except to holders having a record address outside of the United States (who will only receive the Prospectus, instruction letters (as appropriate) and other documents as the Company deems necessary or appropriate, if any) for which delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those holders having APO or FPO addresses.

You shall promptly mail a copy of the Prospectus, instruction letters (as appropriate) and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to each registered holder of Common Stock at the close of business on the Record Date whose record address is outside of the United States (including its territories and possessions and the District of Columbia) (“Foreign Record Date Holders”). The Rights to which such Subscription Certificates relate will be held by you for such Foreign Record Date Holders’ account until instructions are received to exercise the Rights.

Prior to mailing, the Company will provide you with blank Subscription Certificates which you will prepare and issue in the names of registered holders of Common Stock of record at the close of business on the Record Date and for the number of Rights to which they are entitled. The Company will also provide you with a sufficient number of copies of each of the documents to be mailed with the Subscription Certificates.

4.	Subscription Procedure —

(a) Upon your receipt prior to 5:00 p.m., New York City time, on the Expiration Date (by mail or delivery), as Subscription Agent, of (ii) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate, and (iii) payment in full of the Estimated Subscription Price in U.S. funds by check, bank check or money order payable (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, as subscription agent — Allied Capital Corporation,” or wire transfer of same day funds to the account maintained by the Subscription Agent for such purposes at American Stock Transfer & Trust Company, Subscription Agent for Allied Capital Corporation, JP Morgan Chase, 55 Water Street, ABA# 021-000021, Account No. 323-113060, you shall promptly after the Expiration Date, but after performing the procedures described in subparagraphs (b) and (c) below, either credit each subscriber’s account maintained by you as the Company’s transfer agent or, in the event so requested by a subscriber, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Share duly subscribed for (pursuant to the Basic Subscription Rights and the Over-Subscription Right) and furnish a list of all such information to the Company.

(b) Promptly after the Expiration Date you shall calculate the number of Shares to which each subscriber is entitled pursuant to the Over-Subscription Right. The Over-Subscription Right may only be exercised by holders who subscribe for all the Shares that can be subscribed for under the Basic Subscription Rights. The Shares available for additional subscriptions will be those that have not been subscribed and paid for pursuant to the Basic Subscription Rights (the “Remaining Shares”). Where there are sufficient Remaining Shares to satisfy all additional subscriptions by holders exercising their rights under the Over-Subscription Right, each holder shall be allotted the number of Additional Shares subscribed for. If the aggregate number of Shares subscribed for under the Over-Subscription Right exceeds the number of Remaining Shares, the number of Remaining Shares allotted to each participant in the Over-Subscription Right shall be allotted pro rata to holders who exercise their Over-Subscription Right in proportion to the number of shares each subscriber for additional Shares has elected to purchase under its Basic Subscription Rights. No fractional Shares shall be issued upon exercise of the Over-Subscription Right.

(c) Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Over-Subscription Right and the amount overpaid, if any, by each subscriber, you shall promptly furnish a list of all such information to the Company. Within 10 business days following the Expiration Date (the “Confirmation Date”), you shall send to each exercising shareholder a confirmation showing the number of Shares acquired pursuant to the Basic Subscription Rights, and, if applicable, the Over-Subscription Right, the per share and total purchase price for such Shares, and any additional amount payable to the Company by such shareholder or any excess to be refunded by the Company to such shareholder in the form of a check, along with a letter explaining the allocation of Shares pursuant to the Over-Subscription Right, which the Company will provide.

Any additional payment required from a shareholder must be received by you within 10 business days after the Confirmation Date and any excess payment to be refunded by the Company to a shareholder will be mailed by you as soon as practicable after the Confirmation Date. If a shareholder does not make timely payment of any additional amounts due, you will consult with the Company as to the appropriate action to be taken. You will not issue or deliver certificates for Shares subscribed for until payment in full therefor has been received, including collection of checks.

(d) Upon calculating the number of Shares to which each subscriber is entitled pursuant to the Over-Subscription Right and assuming payment for the additional Shares subscribed for has been delivered in accordance with Section 4(c), you shall either credit each subscriber’s account maintained by you as the Company’s transfer agent or, in the event so requested by a subscriber, mail to the subscriber’s registered address on the books of the Company certificates representing the securities underlying each Share duly subscribed for pursuant to the Basic Subscription Rights and the Over-Subscription Right. If a lesser number of Shares is allotted to a subscriber under the Over-Subscription Right than the subscriber has tendered payment for, you shall remit the difference to the subscriber without interest or deduction in accordance with Paragraph 4(c).

(e) Funds received by you pursuant to the Basic Subscription Rights and the Over-Subscription Right shall be held by you in a segregated, interest bearing account. Such interest shall accrue to the Company (and not to the benefit of the shareholders who have submitted Subscription Certificates) pending disbursement in the manner described herein. The “Subscription Price” shall be determined according to the formula described in the Prospectus, and will be provided to you on the Expiration Date. The Estimated Subscription Price will be determined prior to the date on which Prospectuses are delivered to shareholders according to the formula set forth in the Prospectus. Subscribing stockholders will remit payments for shares to be purchased pursuant to the Rights Offering based upon such Estimated Subscription Price.

If the Subscription Price is LESS than the Estimated Subscription Price, you will refund appropriate amounts to all subscribing stockholders.

If the Subscription Price is MORE than the Estimated Subscription Price, then you will issue notices for payment due to all subscribers.

Upon refunding subscribers for additional Shares subscribed for but not allocated, if any, you shall promptly remit to the Company all funds received in payment of the Subscription Price for Shares sold in the Rights Offering, but in no event later than ten business days after the Confirmation Date. Interest earned on the excess payments shall belong to the Company and shall be remitted therewith.

5.	Defective Exercise of Rights or Lost Subscription Certificates – The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, you shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. You shall as soon as practicable return Subscription Certificates with the defects or irregularities that have not been cured or waived to the holder of the Rights. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, you should follow the same procedures followed for lost stock certificates representing Common Stock you use in your capacity as transfer agent for the Company’s Common Stock.

6.	Late Delivery – If, prior to 5:00 p.m., New York City time, on the Expiration Date, you receive (i) payment in full of the Estimated Subscription Price for the Shares being subscribed for and (ii) a guarantee notice substantially in the form of the Notice of Guaranteed Delivery delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of the National Association of Securities Dealers, Inc. stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of Shares being subscribed for pursuant to the Rights and guaranteeing the delivery to you of the Subscription Certificate evidencing such Rights within three business days following the Expiration Date, then the Rights may be exercised even though the Subscription Certificate was not delivered to you prior to 5:00 p.m., New York City time, on the Expiration Date, provided that within three business days following the Expiration Date you receive the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required.

7.	Delivery – You shall deliver to the Company the exercised Subscription Certificates if so requested by the Company and shall issue to the subscribers who have duly exercised Rights at their registered addresses Shares in accordance with Paragraph 4(a). Such issuance will be made effective no later than the record date for the dividend payable by the Company on December , 2002.

8.	Reports – You shall notify the Company by telephone on and before the close of business an each business day during the period commencing 5 business days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries ending three NYSE trading days after the Expiration Date) (a “daily notice”), which notice shall thereafter be confirmed in writing, of (i) the number of Rights exercised on the day covered by such daily notice, (ii) the number of Rights subject to guaranteed exercises on the day covered by such daily notice, (iii) the number of Rights for which defective exercises have been received on the day covered by such daily notice, and (iv) the cumulative total of the information set forth in clauses (i) through (iii) above. At or before 5:00 p.m., New York City time, on the first NYSE trading day following the Expiration Date you shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (i) through (iii) above. At or before 10:00 a.m., New York City time, on the fifth NYSE trading day following the Expiration Date you will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. You shall also maintain and update a listing of holders who have fully or partially exercised their Rights and holders who have not exercised their Rights. You shall provide the Company or its designees with such information compiled by you pursuant to this paragraph 9 as any of them shall request.

9.	Future Instructions – With respect to notices or instructions to be provided by the Company hereunder, you may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

Joan M. Sweeney — Chief Operating Officer

Penni F. Roll — Chief Financial Officer
Suzanne V. Sparrow — Executive Vice President and Corporate Secretary

10.	Payment of Expenses – The Company will pay you compensation for acting in your capacity as Subscription Agent hereunder in the amount of $35,000 plus your reasonable out-of-pocket expenses.

11.	Counsel – You may consult with counsel satisfactory to you, which may be counsel to the Company, and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice and opinion of such counsel.

12.	Indemnification – The Company covenants and agrees to indemnify and hold you harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which you may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Subscription Agent pursuant hereto; provided that such covenant and agreement does not extend to such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your own gross negligence, misconduct or bad faith or that of any employees, agents or independent contractors used by you in connection with performance of your duties as Subscription Agent hereunder.

You shall be responsible for and shall indemnify and hold the Company harmless against any costs, expenses (including reasonable fees of legal counsel), losses or damages, which may be paid, incurred or suffered by or to which the Company may become subject arising from or out of, directly or indirectly, any claim or liability resulting from your negligence, misconduct or bad faith or that of any employee, agent or independent contractor used by you in connection with the performance of your duties as Subscription Agent hereunder, or which arise out of the breach of any of your representations or warranties hereunder, for which you are not entitled to indemnification under this Agreement.

13.	Notices – Unless otherwise provided herein, all reports, notices and other communications required or permitted to be given hereunder shall be in writing and delivered by hand or confirmed telecopy or by first class U.S. mail, postage prepaid, shall be deemed given if by hand or telecopy, upon receipt or if by U.S. mail, three business days after deposit in the U.S. mail and shall be addressed as follows

(a)	If to the Company, to:

             Allied Capital Corporation

            1919 Pennsylvania Avenue, N.W.
            Washington, D.C. 20006
            Attention: Suzanne V. Sparrow
            Telephone: (202) 973-6326
            Telecopy: (202) 659-2053

(b)	If to you, to:

            American Stock Transfer & Trust Company

            59 Maiden Lane
            New York, N.Y. 10038
            Attention: George Karfunkel
            Telephone: (718) 921-8200
            Telecopy: (718) 236-4588

14.	Assignment, Delegation – Neither this letter agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

This letter agreement shall inure to the benefit of and be binding upon the parties and their respect permitted successors and assigns. Nothing in this letter agreement is intended or shall be construed to confer upon any other person any right, remedy or claim or to impose upon any other person any duty, liability or obligation.

15.	Governing Law – The validity, interpretation and performance of this Agreement shall be governed by the law of the State of Maryland.

      Please acknowledge your agreement with the matters set forth above by countersigning this letter agreement below.

ALLIED CAPITAL CORPORATION

By:	/s/ SUZANNE V. SPARROW

Name: Suzanne V. Sparrow

Title:	Executive Vice President and

Secretary

Acknowledge and Agreed:

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ GEORGE KARFUNKEL

Name: George Karfunkel
Title: President